For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

ORBITAL REPORTS FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS FOR 2002

Fourth Quarter 2002 Highlights

•	Quarterly Revenue Increases 33% to $161 Million
•	Operating Margin Rises to 6.7% for the Quarter
•	New Orders of $60 Million Received, Significant Options Exercised
•	Three Space Missions Successfully Carried Out

Full Year 2002 Highlights

•	Annual Revenue Climbs 33% to $552 Million
•	Operating Margin Reaches 5.3% for the Year
•	Full-Year New Orders Total Nearly $1.4 Billion
•	Twelve Space Missions Conducted With 100% Reliability

(Dulles, VA 26 February 2003) – Orbital Sciences Corporation (NYSE: ORB) today announced financial results for the fourth quarter and full year 2002, reporting significant improvements in revenue and operating income relative to comparable periods in 2001. For the fourth quarter of 2002, the company generated revenues of $160.7 million, up 33% over fourth quarter 2001 revenues of $120.9 million. Orbital reported fourth quarter 2002 operating income of $10.8 million compared to a fourth quarter 2001 operating loss of $23.0 million. The company’s net income from continuing operations for the fourth quarter of 2002 was $5.2 million, or $0.11 per diluted share, compared to a loss from continuing operations of $31.5 million, or $0.80 per diluted share, in the fourth quarter of 2001.

For the full year, the company reported 2002 revenues of $551.6 million, an increase of 33% over the full year 2001 period. Orbital reported full year operating income of $29.0 million and net income from continuing operations of $13.7 million, or $0.30 per diluted share. These results compare to full year 2001 revenues of $415.2 million, an operating loss of $53.0 million, and a net loss from continuing operations of $95.6 million, or a $2.49 loss per diluted share. Orbital reported net income of $0.8 million, or $0.02 per diluted share, for the full year 2002, which included a $13.8 million goodwill impairment charge, or $0.30 per diluted share, related to the company’s electronic systems segment. This charge was recorded as a cumulative effect of a change in accounting resulting from the adoption of a new accounting standard, SFAS No. 142. Net income in 2002 also included $0.9 million in favorable adjustments related to previously discontinued operations.

Orbital Reports 2002 Financial Results

“Last year was a very productive one for the company,” said Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer. “In 2002, Orbital substantially completed the strategic refocusing and financial turnaround that the company began in 2000. We effectively executed all the major operational and financial elements of our strategy to achieve profitable growth in the company’s satellite and launch vehicle businesses.”

Financial Highlights

Summary financial results for the fourth quarter and full year 2002 as compared to the fourth quarter and full year 2001 are as follows ($ in millions, except per share data):

	Quarter Ended December 31,
	2002	2001

Consolidated Revenues	$160.7	$120.9
Gross Profit (Loss)	29.7	(1.6)
Operating Income (Loss)	10.8	(23.0)
Income (Loss) from Continuing Operations	5.2	(31.5)
Net Income (Loss)	5.2	(31.7)
Income (Loss) from Continuing Operations per Diluted Share	0.11	(0.80)
Net Income (Loss) per Diluted Share	$0.11	$(0.80)

	Year Ended December 31,
	2002	2001

Consolidated Revenues	$551.6	$415.2
Gross Profit	91.4	27.8
Operating Income (Loss)	29.0	(53.0)
Income (Loss) from Continuing Operations	13.7	(95.6)
Net Income	0.8	19.0
Income (Loss) from Continuing Operations per Diluted Share	0.30	(2.49)
Net Income Per Diluted Share	$0.02	$0.49

Revenues

Orbital’s fourth quarter revenues rose 33%, from $120.9 million in the fourth quarter of 2001 to $160.7 million in the fourth quarter of 2002. The increase was driven primarily by growth in the company’s launch vehicle and satellite manufacturing segments, together with a small increase in its electronic systems segment. The increase in launch vehicle revenues in 2002 is largely due to Orbital’s work on the missile defense boost vehicle program under a multi-year contract with The Boeing Company. This contract contributed $38.8 million of revenues in the fourth quarter of 2002. The fourth quarter of 2001 included a nonrecurring $13.0 million favorable revenue and net

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Orbital Reports 2002 Financial Results

income adjustment in the advanced programs unit related to the settlement and close out of the X-34 contract, which was terminated for convenience by NASA in the first quarter of 2001. The increase in the company’s satellite manufacturing revenues is primarily attributable to production work on a new scientific satellite program that began in 2002.

Orbital’s full year 2002 revenues were $551.6 million, a 33% increase over 2001 revenues of $415.2 million. The year-over-year revenue increase is primarily attributable to the strong growth in the company’s launch vehicle and satellite segments, while electronic systems segment revenues were flat. Launch vehicle revenues in 2002 included $119.4 million contributed by the company’s missile defense boost vehicle program for Boeing. As discussed above, 2001 revenues included a favorable $13.0 million nonrecurring contract settlement adjustment. The increase in the company’s full year 2002 satellite manufacturing revenues is primarily attributable to increased revenues from geosynchronous (GEO) communications satellites, revenues from a new scientific satellite program and growth in the company’s space-related technical services.

Revenues by business segment are as follows ($ in millions):

	Quarter Ended December 31,
	2002	2001

Launch Vehicles and Advanced Programs	$79.6	$53.8
Satellites and Related Space Systems	61.8	50.1
Electronic Systems	20.7	17.9
Eliminations	(1.4)	(0.9)

Total Revenues	$160.7	$120.9

	Year Ended December 31,
	2002	2001

Launch Vehicles and Advanced Programs	$257.8	$146.4
Satellites and Related Space Systems	232.4	207.7
Electronic Systems	65.5	65.1
Eliminations	(4.1)	(4.0)

Total Revenues	$551.6	$415.2

Operating Income

Orbital generated fourth quarter 2002 operating income of $10.8 million, a $33.8 million increase over the same period last year. This increase is primarily attributable to a strong improvement in the company’s satellite manufacturing segment partially offset by lower results for the company’s launch vehicle and advanced programs segment.

Operating income for the company’s launch vehicles and advanced programs segment declined by $3.3 million in the fourth quarter of 2002 as compared to the fourth quarter 2001. As mentioned above, operating income for the fourth quarter of 2001 was favorably impacted by the $13.0 million

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Orbital Reports 2002 Financial Results

X-34 program settlement. Excluding this nonrecurring item, operating income for the fourth quarter of 2002 increased by $9.7 million compared to the same period in 2001. This improvement is primarily related to operating income from the missile defense boost vehicle program in 2002 and the absence of certain nonrecurring charges recorded in 2001.

The company’s satellite and related space systems segment reported a $36.4 million improvement in operating income in the fourth quarter of 2002 as compared to the fourth quarter of 2001. This improvement was primarily driven by improved results in the company’s scientific satellite programs, as well as the absence of a $20.7 million charge taken in the fourth quarter of 2001 to accrue for the costs to complete the OrbView-3 satellite. Fourth quarter 2001 operating results for this segment also included a $3.0 million litigation settlement charge and $0.8 million of goodwill amortization.

For the full year 2002, Orbital reported $29.0 million of operating income, an $82.0 million improvement over 2001. The improved operating results were driven by strong performance in the company’s launch vehicle and satellite manufacturing segments in addition to the absence of certain corporate general and administrative charges recorded in 2001, partially offset by lower results from the company’s electronic systems segment.

For the full year 2002, operating income for the launch vehicles and advanced programs segment increased by $6.3 million. Excluding the $13.0 million X-34 settlement discussed above, operating income for this segment increased by $19.3 million. This improvement is primarily related to the missile defense boost vehicle program in 2002 and the absence of certain nonrecurring charges recorded in 2001.

The satellite and related space systems segment reported a $56.7 million improvement in full year 2002 operating income. This improvement was due primarily to a reduction in operating losses in connection with certain geosynchronous satellite programs, in addition to the previously mentioned $20.7 million charge in the fourth quarter of 2001 related to the OrbView-3 satellite. Full year 2001 results also included the previously noted $3.0 million litigation settlement charge and goodwill amortization of $3.2 million.

Operating income (loss) by segment is as follows ($ in millions):

	Quarter Ended December 31,
	2002	2001

Launch Vehicles and Advanced Programs	$6.4	$9.7
Satellites and Related Space Systems	4.1	(32.3)
Electronic Systems	0.3	0.3
Corporate and Other	—	(0.7)

Total Operating Income (Loss)	$10.8	$(23.0)

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Orbital Reports 2002 Financial Results

	Year Ended December 31,
	2002	2001

Launch Vehicles and Advanced Programs	$23.6	$17.3
Satellites and Related Space Systems	5.8	(50.9)
Electronic Systems	0.2	1.6
Corporate and Other	(0.6)	(21.0)

Total Operating Income (Loss)	$29.0	$(53.0)

Income from Continuing Operations

Orbital’s income from continuing operations for the fourth quarter of 2002 was $5.3 million, a $36.7 million improvement over the fourth quarter of 2001. This improvement was due to significantly higher operating income in 2002 and the absence of the company’s allocated share of losses in affiliates which totaled $6.5 million in last year’s fourth quarter, partially offset by higher interest expense in 2002.

For the full year 2002, income from continuing operations increased to $13.7 million compared to a $95.6 million loss in 2001. This increase was primarily driven by improved operating income and lower interest expense in 2002, in addition to the absence of the company’s allocated share of losses in affiliates, which totaled $26.5 million in 2001.

Total interest expense in the fourth quarter of 2002 was $6.0 million as compared to $2.8 million in the fourth quarter of 2001. These amounts include $1.7 million and $0.2 million of amortization of debt issuance costs and debt discount in 2002 and 2001, respectively. The amortization in the fourth quarter of 2002 includes $1.0 million of amortization of debt discount related to the $135 million notes issued in August 2002. Excluding the amortization of debt issue costs and debt discount, interest expense increased $1.7 million primarily as a result of higher interest rates and higher borrowings for the company in the fourth quarter of 2002 as compared to 2001.

Total interest expense for the full year 2002 was $17.4 million as compared to $21.7 million in 2001. These amounts include $4.5 million and $3.5 million of amortization of debt issuance costs and debt discount in 2002 and 2001, respectively. The 2002 amortization includes $1.4 million of amortization of debt discount related to the notes issued in August 2002. Excluding amortization of debt issuance costs and debt discount, full year interest expense decreased $5.2 million, primarily as a result of one-time fees incurred in 2001 related to the company’s prior credit facilities and lower borrowings in 2002 partially offset by the impact of higher interest rates for the company in 2002 as compared to 2001.

Net Income

Orbital’s net income for the fourth quarter of 2002 was $5.2 million, or $0.11 per diluted share, as compared to a net loss of $31.7 million, or $0.80 per diluted share, in the fourth quarter of 2001.

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Orbital Reports 2002 Financial Results

This improvement is primarily attributable to the increase in income from continuing operations as discussed above.

Net income for the full year 2002 was $0.8 million, or $0.02 per share, as compared to $19.0 million, or $0.49 per share, for full year 2001. The decrease in full year net income is attributable to the $109.3 million increase in income from continuing operations as discussed above offset by the impact of certain significant nonrecurring factors in both 2001 and 2002. Net income for 2002 included $13.7 million income from continuing operations in addition to $0.9 million of income related to previously discontinued operations, offset by a $13.8 million goodwill impairment charge. The goodwill impairment charge was related to the company’s electronic systems segment, and was recorded as a cumulative effect of a change in accounting resulting from the adoption of a new accounting standard, SFAS No. 142. Net income for 2001 included a $95.6 million loss from continuing operations and $114.6 million of income from discontinued operations.

Cash Flow and Liquidity Status

As of December 31, 2002, Orbital’s unrestricted cash balance was $43.4 million. The company had negative free cash flow (defined as cash flow from operating activities, including interest, less capital expenditures) of $7.0 million in the fourth quarter of 2002 and $44.2 million for the full year 2002, both of which were better than planned. The full-year negative cash flow was primarily attributable to the repayment in the first half of 2002 of approximately $50.0 million in vendor financing that was outstanding as of the end of 2001.

The following table provides summary information on the company’s cash flow and debt position for the fourth quarter and full year 2002 ($ in millions):

	Fourth Quarter	Full Year
	2002	2002

Net Cash Used in Operating Activities	$(3.5)	$(28.9)
Capital Expenditures	(3.5)	(15.3)

Free Cash Flow	(7.0)	(44.2)

Proceeds from Long-Term Debt and Warrants (Net)	(0.3)	145.5
Repayment of Debt	(0.5)	(128.7)
Proceeds from Common Stock and Other (Net)	0.7	7.6

Net Decrease in Cash	(7.1)	(19.8)

Beginning Cash Balance	50.5	63.2
Ending Cash Balance	43.4	43.4

Beginning Total Debt	116.1	108.4
Ending Total Debt	$116.7	$116.7

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Orbital Reports 2002 Financial Results

In August 2002, Orbital closed a private sale of $135.0 million in 12% second-priority secured notes due in 2006 and 135,000 warrants to purchase 16.5 million shares of common stock. The company used the net proceeds to retire its $100.0 million convertible bonds that were due in October 2002, as well as to repay a $25.0 million term loan. The warrants were recorded as a $24.4 million increase to equity and a corresponding discount to the notes based on their initial fair value. This discount is being amortized as non-cash interest expense over the four-year term of the notes. As of year-end 2002, the debt balance of the new notes was $112.0 million, net of unamortized discount. The remaining $4.7 million of outstanding debt related to equipment financings.

Summary balance sheet data as of December 31, 2002 is as below ($ in millions):

Assets		Liabilities and Equity

Cash and Equivalents	$43.4	Short-Term Debt	$1.8
Other Current Assets	171.4	Other Current Liabilities	120.6
Property and Equipment (Net)	88.8	Long-Term Debt	114.9
Goodwill (Net)	95.3	Other Non-Current Liabilities	44.4
Investments/Other Assets	17.4	Stockholders' Equity	134.6

Total Assets	$416.3	Total Liabilities and Equity	$416.3

ORBIMAGE Update

In February 2003, the U.S. Bankruptcy Court for the Eastern District of Virginia approved a settlement agreement among ORBIMAGE, its unsecured creditors committee, Orbital and two officers/directors of Orbital. The effectiveness of the agreement remains subject to the receipt by Orbital of releases from 75% of ORBIMAGE’s bondholders, which is expected to occur by February 28, 2003. Under the settlement agreement, the parties have agreed to cease the litigation that was pending in the Bankruptcy Court and to provide each other with mutual releases of all claims effective upon launch of the OrbView-3 satellite by Orbital and concurrent payment by Orbital of $2.5 million to ORBIMAGE. The OrbView-3 satellite is currently scheduled to be launched in late April 2003.

New Business Highlights

During the fourth quarter, Orbital received approximately $60 million in new orders, bringing total 2002 new bookings to $1.37 billion. The full-year new orders included approximately $810 million in firm orders and $560 million in contract options, taking into account options that were exercised during the year. At December 31, 2002, the company’s firm backlog was approximately $820 million and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.46 billion.

Not reflected in the above figures are awards received since the beginning of 2003, including a contract from the U.S. Air Force for space launch and missile defense target vehicles with a potential total value up to $475 million over the next 10 years.

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Orbital Reports 2002 Financial Results

Operational Highlights

Orbital carried out 12 space missions with 100% mission reliability in 2002, including three successful missions in the fourth quarter. The past year’s rocket launches included nine target rockets and related technology vehicles for the U.S. Missile Defense Agency (MDA) and the military services, as well as one space launch for NASA. The company also successfully completed two satellite and related space systems missions in 2002, one of which involved the inaugural deployment of Orbital’s Star-2 geosynchronous spacecraft platform.

In addition, the company has conducted three successful space missions so far in 2003, including a Pegasus space launch and a scientific satellite deployment for NASA, and the first flight of its missile defense interceptor booster for Boeing and MDA. At this time, Orbital plans to carry out another 14 to 16 major space missions, consisting of four more satellite deployments and 10 to 12 additional rocket launches, during the remainder of 2003.

About Orbital

Orbital develops and manufactures small space systems for commercial, civil government and military customers. The company’s primary products are spacecraft and launch vehicles, including low-orbit, geostationary and planetary spacecraft for communications, remote sensing and scientific missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense boosters that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

Certain financial and other statistical information may be provided by the company during the earnings conference call. A transcript of the call will be available within 48 hours on Orbital’s website at http://www.orbital.com/Investor

Note: “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995.
Some of the statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than those of historical facts included herein, including those related to the company’s financial outlook, goals, business strategy, projected plans and objectives of management for future operations, new order trends and liquidity are forward-looking statements. Such “forward-looking statements” involve unknown risks and uncertainties that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements. Factors such as general economic and business conditions, availability of required capital, continued government support and funding for key space and defense programs, the financial condition of major customers, product performance, market acceptance of products, services and technologies, consumer demand, and dependence upon long-term contracts and licensing agreements with commercial and government customers may impact the company’s revenues, expenses and profit from period to period. These factors and others related to the company’s business are described in further detail in the company’s SEC

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Orbital Reports 2002 Financial Results

filings, including its Form 10-K/A. Orbital assumes no obligation to update any such forward-looking information.

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Orbital Reports 2002 Financial Results

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	For the Quarter Ended
	December 31,

	2002	2001

Revenues	$160,662	$120,863
Costs of goods sold	131,012	122,484

Gross profit (loss)	29,650	(1,621)

Research and development expenses	1,650	1,441
Selling, general and administrative expenses	17,240	15,066
Amortization of goodwill	—	1,502
Litigation settlement	—	3,419

Income (loss) from operations	10,760	(23,049)

Other income	697	862
Interest expense	(6,020)	(2,820)
Allocated share of losses of affiliates	—	(6,500)

Loss before provision for income taxes	5,437	(31,507)
Provision for income taxes	(265)	—

Income (loss) from continuing operations	5,172	(31,507)

Loss from discontinued operations	—	(164)

Net income (loss)	$5,172	$(31,671)

Net income (loss) per common and dilutive share :
Income (loss) from continuing operations	$0.11	$(0.80)
Loss from discontinued operations	—	—

Net income (loss)	$0.11	$(0.80)

Shares used in computing net income (loss) per common share	45,427,000	39,435,000
Shares used in computing net income (loss) per dilutive share	45,642,000	39,435,000

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Orbital Reports 2002 Financial Results

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	For the Year Ended
	December 31,

	2002	2001

Revenues	$551,642	$415,249
Costs of goods sold	460,231	387,433

Gross profit	91,411	27,816

Research and development expenses	4,671	7,722
Selling, general and administrative expenses	57,701	61,626
Amortization of goodwill	—	6,021
Litigation-related settlements	—	5,420

Income (loss) from operations	29,039	(52,973)

Other income	2,361	5,525
Interest expense	(17,450)	(21,671)
Allocated share of losses of affiliates	—	(26,495)

Income (loss) before provision for income taxes	13,950	(95,614)
Provision for income taxes	(265)	—

Income (loss) from continuing operations	13,685	(95,614)

Income from discontinued operations	875	114,565
Cumulative effect of accounting change	(13,795)	—

Net income	$765	$18,951

Net income (loss) per common share :
Income (loss) from continuing operations	$0.31	$(2.49)
Income from discontinued operations	0.02	2.98
Cumulative effect of accounting change	(0.31)	—

Net Income	$0.02	$0.49

Net income (loss) per dilutive share :
Income (loss) from continuing operations	$0.30	$(2.49)
Income from discontinued operations	0.02	2.98
Cumulative effect of accounting change	(0.30)	—

Net Income	$0.02	$0.49

Shares used in computing net income (loss) per common share	43,908,000	38,424,000
Shares used in computing net income (loss) per dilutive share	44,937,000	38,424,000

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Orbital Reports 2002 Financial Results

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,

	2002	2001

ASSETS
Cash	$43,440	$63,215
Receivables, net	135,176	125,538
Inventory	17,136	21,627
Other current assets	19,065	14,218

Total current assets	214,817	224,598
Property, plant and equipment, net	88,751	88,795
Goodwill, net	95,293	109,088
Other non-current assets	17,449	10,253

TOTAL ASSETS	$416,310	$432,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$1,854	$103,710
Accounts payable and accrued expenses	92,519	160,386
Deferred revenues and other current liabilities	28,094	23,886

Total current liabilities	122,467	287,982
Long-term debt	114,833	4,665
Other non-current liabilities	3,856	5,216
Allocated losses of affiliate	40,586	40,586

Total stockholders’ equity	134,568	94,285

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$416,310	$432,734

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Orbital Reports 2002 Financial Results

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Quarter	For the Year
	Ended	Ended
	Dec. 31, 2002	Dec. 31, 2002

Net income from continuing operations	$5,172	$13,685
Depreciation and amortization	4,003	15,149
Prepaid financing fees and debt discount amortization	1,707	4,459
Change in working capital	(18,114)	(70,246)
Other	3,753	8,105

Net cash used in operating activities	(3,479)	(28,848)

Capital expenditures	(3,532)	(15,341)

Net proceeds from issuance of long-term debt and warrants	(295)	145,502
Repayment of debt and other	(468)	(128,729)
Net proceeds from issuance of common stock	684	7,641

Net cash provided by (used in) financing activities	(79)	24,414

Net decrease in cash	(7,090)	(19,775)

Cash, beginning of period	50,530	63,215

Cash, end of period	$43,440	$43,440

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